CONFLICT MINERALS REPORT OF ACELITY L.P. INC.
This is the Conflict Minerals Report for Acelity L.P. Inc. (“Acelity”) for calendar year 2015 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule 13p-1”). The terms the “Company,” “we,” “our,” and “us” refer to Acelity and its consolidated subsidiaries. The minerals covered by this report include columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten (collectively “Conflict Minerals”) and the countries covered by this report are the Dominican Republic of the Congo and all adjoining countries (the “Covered Countries”).
Product Description
Products
The Company is a non-operating holding company whose business is comprised of the operations of wholly-owned subsidiaries that commercialize our advanced wound therapeutics and regenerative medicine products. We are a leading global medical technology company devoted to the development and commercialization of innovative products and therapies designed to improve clinical outcomes while helping to reduce the overall cost of patient care. We do not directly source Conflict Minerals which are used in our products, but our products have Conflict Minerals which we source from our suppliers and which are necessary to the functionality or production of our product offerings.
Due Diligence Program
In accordance with Rule 13p-1, we performed due diligence to determine the source and chain of custody necessary to determine whether Conflict Minerals are used in the Company’s product offerings. We designed our due diligence measures to conform in all material respects with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas Second Edition (“OECD Framework”).
Our due diligence measures were based on the OECD Framework and extensive communications with our suppliers. The Company, as a purchaser, is many steps removed from the mining of the Conflict Minerals and does not purchase raw ore or unrefined Conflict Minerals. Identifying the presence of Conflict Minerals is a challenge and the origin of Conflict Minerals cannot be determined with any certainty once the raw ores are smelted, refined and converted to ingots, bullion or other Conflict Mineral containing derivatives. Although the smelters and refiners are consolidating points for raw ore and are in the best position in the supply chain to know the origin of the ores, during this reporting year, the Company focused its efforts on its suppliers and contract manufacturers in an effort to build Conflict Mineral awareness, assess the transparency of its supply chain and make identification, where possible, of the smelters and refiners in its supply chain. We are implementing a system of internal controls to identify possible sources of Conflict Minerals within our supply chain. A summary of our activities in line with the OECD Framework are outlined below.
Step 1: Establish strong company management systems

•
Adopt and commit to a supply chain statement for minerals originating from conflict-affected and high-risk areas: We have adopted a Conflict Minerals statement that reflects our goal of achieving “DRC conflict free” determination, where practicable. Our Conflict Minerals statement is posted on the Company’s website www.acelity.com.

•
Structure internal management systems to support supply chain due diligence: We have established a governance model to oversee the implementation and ongoing management of our Conflict Minerals compliance program that includes a core team which reports progress to the Company’s senior management team. The core team’s objective is to solicit the participation of leadership from the various business sectors and functions to develop, document and maintain a governance structure which enables sustainable compliance and actively mitigates the risk of not meeting regulatory requirements.

•
Establish a system of controls and transparency over the mineral supply chain: We have implemented a process to evaluate parts and suppliers in the supply chain for potential Conflict Minerals risk. Master supplier agreements contain language which requires suppliers comply with all applicable regulations, including Dodd-Frank Section 1502.

•	Strengthen company engagement with suppliers: We communicate our Conflict Minerals statement to all relevant suppliers and provide supplemental materials for their review.

•	Establish a company level complaint reporting mechanism: The Company has AlertLine on its website available to interested parties to provide information or voice their concerns.

Step 2: Identify and assess risks in the supply chain

•
Identify high risk parts and suppliers: We analyze our parts and products for Conflict Minerals and assess the risks they contain Conflict Minerals sourced from the Covered Countries. Additional scrutiny is applied to parts with electronic components.

•
Survey the suppliers: For suppliers who provide parts, assemblies or subassemblies which contain or likely contain Conflict Minerals (“In-scope Suppliers”), the Company requests that they complete a survey based on an Electronic Industry Citizenship Coalition (“EICC”) and Global e-Sustainability Initiative (“GeSI”) template detailing the Conflict Minerals used and smelter location and mine of origin for all parts or assemblies which they provide to us.

•	Collect responses: We track the responses received from In-scope Suppliers and follow-up with any such suppliers who do not properly complete the survey.

•	Review supplier responses: We review survey responses and validate them for completeness and sufficiency. Based on this review, each survey will be assigned a Conflict Minerals status.

•	Aggregate supplier survey responses: We review aggregate supplier survey responses and report key metrics as part of our Conflict Minerals reporting process.

•
Review and assess smelter information: We conduct a review of summary smelter information to determine if the smelter is certified as conflict free or may present a “red flag” as described in the OECD Framework.

Step 3: Design and implement a strategy to respond to identified risks

•
Report findings to designated senior management outlining the information gathered and the actual and potential risks identified in the supply chain risk assessment: We have completed an OECD gap analysis and provided a summary of the identified risks and gaps to our senior management with recommended action plans to reduce risks and close gaps.

•	Devise and adopt a risk management plan: We developed a risk mitigation strategy with the goal of systematically reducing the extent of exposure to certain risk and the likelihood of its occurrence.

•
Implement the risk management plan, monitor and track performance of risk mitigation, report back to designated senior management and consider suspending or discontinuing engagement with a supplier after failed attempts at mitigation: We implemented a risk mitigation plan in accordance with our Conflict Minerals program implementation.

•
Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances: Additional fact finding and risk assessments take place as part of our annual review of the Conflict Minerals program and following any changes in circumstances.

Step 4: Independent third-party audit of smelter/refiner’s due diligence practices

•
Review of independent third party audit of the smelter/refiner’s due diligence for responsible supply chains of minerals: In accordance with the OECD Framework, the Company intends to rely on EICC and other industry groups to perform independent third-party audits of the smelters/refiner’s due diligence for responsible supply chains of minerals from Covered Countries and contribute to the improvement of smelters/refiners and upstream due diligence practices, including through any institutionalized mechanism to be established at the industry’s initiative, supported by governments and in cooperation with relevant stakeholders.

Step 5: Report annually on supply chain due diligence

•
Annually report or integrate into annual sustainability or corporate responsibility reports, where practicable, additional information on due diligence for responsible supply chains of minerals from Covered Countries: We have implemented a process to summarize, review, approve and report our compliance results on a timely basis in the Specialized Disclosure Report on Form SD and the related Conflict Minerals Report.

•
As permitted by the SEC Conflict Minerals Rule and the SEC’s April 29, 2014, statement relating to the SEC Conflict Minerals Rule,(1) this Conflict Minerals Report has not been subject to an independent private sector audit.

Reasonable Country of Origin Inquiry
We have conducted a good faith reasonable country of origin inquiry (“RCOI”) to determine whether the Conflict Minerals used in our products were or were not DRC conflict free. The Company also exercised due diligence on the source and chain of custody of the Conflict Minerals.
Our global supply chain is complex and there are many third parties in the supply chain between the ultimate manufacturer of the product and the original sources of Conflict Minerals. We do not purchase Conflict Minerals directly from mines, smelters or refiners and therefore must rely on our direct suppliers to provide information on the original of the Conflict Minerals contained in components and materials supplied to us or products manufactured for us. Within Step 2 of our diligence procedures described above, the Company identified and surveyed In-scope Suppliers. As part of the process, the Company provided information and assistance to such suppliers about the specifics of the rule and the information requested by the survey. Through the surveys, the Company requested information about whether the Conflict Minerals used in its products are sourced from Covered Countries, and inquired as to whether they were sourced from recycled or scrap sources. Responses from vendors were evaluated for consistency, plausibility, and gaps on information (including both in terms of which products were stated to contain or not contain Conflict Minerals, as well as the origin of those minerals).

(1) Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule, Keith F. Higgins, Director, SEC Division of Corporation Finance, April 29, 2014

Due Diligence Determination
The information set forth below is based on the diligence process described above and the results from our RCOI. A total of 47 suppliers were identified as In-scope Suppliers and contacted as part of the RCOI process. The survey response rate among these suppliers was 100%. Information based on survey responses is set forth below:

Supplier survey responses:	Number of suppliers
No Conflict Minerals in materials provided to the Company	17
Conflict Minerals do not originate from Covered Countries	6
Conflict Minerals source is unknown	24
47
Based on the results of the RCOI process and our due diligence procedures, the Company cannot conclusively determine with specificity the country of origin of the Conflict Minerals used in our products. The due diligence procedures performed resulted in the following assertions:

•	We are unable to determine whether or not various components or materials which contribute to our products are “DRC conflict free” or are from recycle or scrap sources.

•	We are making this determination because we do not have sufficient information from suppliers or other sources to conclude where the necessary Conflict Minerals originated.

•
Further, due to this lack of information at this time, we are unable to determine and to describe the facilities used to process those necessary Conflict Minerals or their country of origin. Our efforts to determine the mine or location of origin with the greatest possible specificity included the use of the due diligence measures described in this report.